ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (this "Agreement") made this 5th day of November, 1995, by and between Heat Exchangers, Inc., an Illinois corporation with offices located at 8100 Monticello, Skokie, Illinois 60076 ("Seller"), and Mestek, Inc., a Pennsylvania corporation with offices located at 260 North Elm Street, Westfield, Massachusetts 01085 ("Purchaser").

                                                     RECITALS

A.  Seller  is the  owner of  certain  assets  including  machinery,  equipment, furniture, fixtures and other tangible personal property, inventory, work-in-process, rights under agreements, intellectual property, permits, goodwill and other books, records, information and materials used in the operation of the business conducted by Seller at its Skokie, Illinois facility (the "Koldwave Business").

B. Seller desires and intends to sell to Purchaser substantially all of the assets and rights related to the production of those certain air conditioning products sold under the Koldwave name (the "Koldwave Products") at the price and on the terms and conditions hereinafter set forth.

C. Purchaser desires and intends to purchase from Seller substantially all of the assets and rights of Seller related to the Koldwave Products and to assume ceriain liabilities and obligations of Seller at the price and on the terms and conditions hereinafter set forth.

                                                    AGREEMENTS

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   Purchase and Sale of Assets

          1.1 The Assets Pertainin~ to the Koidwave Business. Except as otherwise provided in Section 2, as of the date of execution of this Agreement and the documents and instruments contemplated herein (the "Closing Date"), and subject to the terms and conditions contained in this Agreement, Seller shall sell, transfer, conve~y, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the assets, rights, interests, properties and goodwill of every nature whatsoever, tangible or intangible and wheresoever situated, owned by Seller and required or appropriate for use in the Koldwave Business (collectively, the "Assets"), which is further defined as the manufacture, application, design, development, engineering, distribution and sale of those certain Koldwave Products described and identified on Schedule 1.1 (Koldwave Products) attached hereto. The Assets shall include, without limiting the foregoing, the following, but shall exclude the Excluded Assets (as defined below):

1.1.1 Machinery and Equipment. All of the machinery, equipment, office equipment, furrniture, furnishings, fixtures, tooling, jigs, dies, patterns, tooling fixtures, manufacturing supplies, material handling equipment, trucks, laboratory and testing equipment, samples and displays, and other fixed tangible personal property owned by Seller, other than those identified as Excluded Assets including, but not limited to, those


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identified  and set forth on Schedule 1.1.1  (Machinery and Equipment)  attached hereto (the "Machinery and Equipment") together with any rights of Seller to all
warranties,   if  any,  and  to  the  extent   assignable,   received  from  the
manufacturers and sellers of such tangible assets, all as related to the manufacture of the Koldwave Products;

          1.1.2 Inventory. All inventory owned by Seller, including raw materials, work- in-process and finished goods, and including consignment inventories, if any, held at vendor or customer sites, and service and warranty spare parts, all used to produce the Koldwave Products (the "Inventory");

          1.1.3 Agreements. All right, title and interest of Seller in, to and under:

          (a) material contracts (including the right to the return of any and all deposits), representation agreements, distribution agreements, leases of personal property, licenses, service agreements, maintenance agreements, and other agreements related to the ordinary course of the Koldwave Business identified and set forth by Purchaser on Schedule 1.1.3A (Certain Material Agreements) attached hereto (the "Certain Material Agreements");

          (b) the backlog of contracts and certain proposed contracts, for the sale of the Koldwave products to customers, (the "Sales Orders") and the open purchase orders for component parts and raw materials intended to be used in the manufacture of the Koldwave Products (the "Purchase Orders"), all as identified as of 8:00 a.m. (Chicago time), October 30, 1995, and set forth by Purchaser on
Schedule 1.1.3B (Sales Orders & Purchase Orders) attached hereton and any Sales Orders & Purchase Orders arising after 8:00 a.m. (Chicago time) on October 30, 1995; and

          (c) the lease agreements more particularly described on Schedule 1.1.3C (Real Property Leases) attached hereto.

          1.1.4 Intellectual Property. All patents, patent applications, trademarks (including the trademark "Koldwave"), service marks, trade names, copyrights and copyright applications owned by Seller and rights of Seller on any licenses with respect to any of the foregoing used in the Koldwave Business identified and set forth on Schedule 1.1.4 (Registered Rights) attached hereto (the "Registered Rights") and all of Seller's right, title and interest in and to all inventions, inventor's notes, discoveries, trade secrets, ideas, proprietary processes and formulae, whether patentable or not, improvements, engineering drawings, computer-assisted design and manufacturing data, bills of material, designs and specifications, computer software and laboratory certifications, proprietary and trade rights and data, ideas and know-how, whether patentable or not, and all shop rights, manufacturing data, licenses, and other intellectual property and all correspondence related thereto that are used as of the Closing Date in the Koldwave Business or in the manufacture and sale of the Koldwave Products (all of which, including the Registered Rights, are hereinafter collectively referred to as the "Intellectual Property");

         1.1.5 Receivables. All of Seller's right, title and interest in and to all accounts or notes receivable, prepaid expenses, contract rights, security deposits, funds, reserves and other rights to payment arising from the operation of the Koldwve Business as of the Closing, including, but not limited to, those identified in Schedule 1.1.5 (Receivables) attached hereto (the "Receivables");




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         1.1.6 Permits.  All of Seller's right, title and interest in and to the permits, licenses, authorizations, test data, certifications, consents, orders, registrations and approvals of any federal, state or local governmental entity or regulatory or certif~ing agency or authority issued to Seller and relating to the Koidwave Business as set forth on Schedule 1.1.6 (Permits) attached hereto (the "Permits"), to the extent the same are transferable or assignable to Purchaser;

         1.1.7 Books and Records. Except as described in Section 2, all of Seller's right, title and interest in and to all books of account, records and files, including, but not limited to, technical and scientific literature, production data, testing data, equipment maintenance data, employee files, payroll information system, accounting records, inventory records, purchasing records, supplier and vendor lists, sales and marketing records, promotional literature, engineering records, installation and maintenance manuals, business plans, supply reference catalogs and any other records and data relating to the Koldwave Business (whether in computer software, data, written, printed or any other form) (the "Books and Records"); and

         1.1.8.    Goodwill. The goodwill associated with the Koldwave Business.

         1.2 Conveyance of Assets. Upon the Closing Date, the sale, transfer, conveyance, assignment and delivery of all of the Assets provided for inthis
Section 1, shall be made by (i) a duly executed bill of sale and assignment substantially in the form of Exhibit A (Form of Bill of Sale) and (ii) such other good and sufficient instruments of cnveyance and transfer as shall be reasonably necessary to sell, transfer, convey, assign and deliver the Assets to Purhcaser as of the Closing Date.

2. Excluded Assets. Notwithstanding any provision of Section 1.1, the assets of Sesller that are identified on Schedule 2.0 (Excluded Assets) attached hereto (the "Excluded Assets") shall not be included in the Assets transferred to Purchaser hereby and none of the representations or warranties of Seller contained herein shall apply to, or are being made by Seller with respect to, the Excluded Assets.

3.       Purchase Price.

         3.1 Calculation of Purchase Price. The purchase price of the Assets shall be (i) the amount of FOUR MILLION NINE HUNDRED TWENTY TWO THOUSAND TWO HUNDRED THIRTY THREE DOLLARS ($4, 922,233.00) plus (ii) the Contingent Obligation (as defined below) and the performance of the contractual obligations of Purchaser as defined and set forth in Articles 4 and 9 hereof (the "Purchase Price"), all as adjusted pursuant to the terms and conditions of Section 3.2 below.

3.2 Adjustment of Purchase Price. The parties hereto acknowledge that the Purchase Price reflects adjustments made as a result of the agreement of the parties hereto relating to any existing or potential disputes (i) between Seller and Carleton-Stuart, Inc. ("Carleton-Stuart"), including but not limited to disputes involving, related to or arising out of any warranty claims on Aire King units purchased, received, distributed, sold or held by or produced for Carleton-Stuart or any receivables due Seller from Carleton-Stuart (the "Potential Carleton-Stuart Dispute") and (ii) between Seller and Kapiolani Community College, Oahu Plumbing & Sheet Metal Ltd., Allied Construction, Inc., the State of Hawaii, Admor Distributors Corp. and Pacific Design Engineers relating to DAGS Job No.12-31-4934, including any potential costs and liabilities attributable to the performance under such job and any claims or assessments for any lost profits, liquidated damages, fees or penalties assessed in connection with such job (the "Potential KCC Dispute"). In addition, the parties acknowledge that the amount of the Purchase Price payable by Purchaser reflects a downward adjustment,


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dollar-for-dollar,  by the amount of the liabilities set forth in Schedule 5.1.2
(Assumed Liabilities) of this Agreement, which are being assumed by Purchaser as of the Closing.

          3.3 Pavment of Purchase Price at Closing Date. On the. Closing Date, the Purchase Price shall be paid to Seller by Purchaser delivering to Seller the amount of FOUR MILLION NINE HUNDRED TWENTY TWO THOUSAND TWO HUNDRED THIRTY THREE DOLLARS ($4,922,233.00) in payment of the Purchase Price set forth in Section
3.1 after adjustment pursuant to Section 3.2, in cash or other immediately available flinds (the "Initial Payment").

          3.4 Contingent Obligation. As additional consideration for the Assets and as a portion of the Purchase Price, Purchaser shall pay to Seller a cornmission amount equal to ten percent (10%) of the annual net sales, calculated in accordance with the terms and definitions set forth on Exhibit B (Definition of Net Sales) attached hereto, of the Koldwave Products that are in excess of Nine Million and 00/100 Dollars ($9,000,000.00) per year for each of the five one-year periods ending respectively December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998, and December 31, 1999, subject to the further terms and conditions as follows (the "Contingent Obligation"):

                   3.4.1 The amount of the Contingent Obligation for the year ending December 31, 1995, will be the greater of the amount computed pursuant to the above paragraph or Fifty Thousand and 00/100 Dollars ($50,000.00);

                  3.4.2 The products to which the Contingent Obligation will apply shall be all (i) existing Koldwave Products, (ii) new or modified Koldwave Products, (iii) products derived from Koldwave Products introduced by Purchaser in the future under the Koldwave brandname, (iv) Koldwave Products sold under another brandname of Purchaser or under any private label, and (v) existing products of Purchaser sold under the Koldwave brandname (collectively, the "Applicable Products");

                  3.4.3 If any Koidwave product line currently produced by Seller is discontinued, sold or otherwise disposed of after the Closing Date, the Nine Million Dollar ($9,000,000.00) annual net sales threshold will be reduced by the total net sales of such discontinued or disposed product line in the 12-month period ending September 30, 1995; provided, however, that no such reduction to the annual net sales threshold shall be made if any or all of the mini-split line is discontinued, sold or otherwise disposed of and the annual net sales threshold shall be reduced by $200,000 if the KPC 6000 line is discontinued, sold or otherwise disposed of;

                  3.4.4 During the contingent period, Pruchaser will provide periodic statements, on a quarterly basis delivered no later than 45 days afterthe end of each calendar quarter for the first three calendar quarters and no later than 60 days after the end of each calendar year, of the net sales of the Applicable Products, which information for the first 12-month period shall be dreived from the books and records maintained bu Purchaser and Seller and for the second, third, foruth and fifith aplicable 12 month periods shall be derived from Purchaser's audited or interim, as the case may be, financial statements, in each cse broken doewn by product line nad providing a detailed breakdown of wach of the components described on Exhibit B (Definintion of Net Sales); and at Seller's option, Seller or its representatives will be given full access to Purhcaser's record produced or kept in connection with the manufacutre, marketing or sale ofhte Koldwave Products;


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                  3.4.5 The Contingent  Obligation  shall be paid within 60 days of the end of each applicable calendar period and shall not be subject to set-off or deduction of any kind;

                   3.4.6 Purchaser shall not consummate or enter into any agreement requiring Purchaser to consummate any proposed sale, transfer or assigument by Purchaser to a third party of a portion or all of the Koldwave Business (which term is deemed for purposes of this Section 3.4.6 to include any business of Purchaser engaged in the production of any of the Applicable Products) (a "Proposed Sale") without the prior written consent of Seller to the arrangements made in connection with the Proposed Sale for the satisfaction of the Contingent Obligation with respect to that portion of the annual net sales of the Koldwave Business represented by the portion of the Koldwave Business to be sold in the Proposed Sale. Purchaser will provide Seller with 30 days' advance written notice of any Proposed Sale and shall include in such notice a reasonably detailed description of the Proposed Transaction. Upon receipt by Seller of such notice, Seller shall notify Purchaser within 20 days as to whether Seller consents to the arrangements referenced above, which consent shall not be unreasonably withheld; and

                   3.4.7 If, at any time prior to receipt of the Contingent Obligation payable for the year ending December 31, 1999, Seller adopts a plan of complete or partial liquidation and in connection therewith makes a liquidating distribution to its shareholders of its right to receive the Contingent Obligation, Seller shall appoint a representative to act as agent and nominee to receive the Contingent Obligation on behalf of all of such shareholders and shall notify Purchaser in writing of the name and address of such representative. Upon receipt of such notice, Purchaser shall thereafter make all payments of the Contingent Obligation directly to such representative at the address specified in such notice or at such other address or by such other means as the representative may designate from time to time in writing. Any payment of the Contingent Obligation made, or any notice given, by Purchaser to such representative shall be deemed to be payment or notice, as the case may be, to all of the shareholders of Seller.

3.5 Allocation of Purchase Price. The Purchase Price (including, for purposes of this Section 3.5, any other consideration paid to Seller and including the liabilities assumed by Purchaser pursuant to Article 5 hereof) shall be allocated among the Assets in accordance with the Memorandum of Allocation (the "Memorandum of Allocation") attached hereto as Exhibit C (Memorandum of Allocation). The Memorandum of Allocation shall be a reasonable allocation of the consideration paid by Purchaser using the residual method of allocation in accordance with Section 1060 of the Code and the regulations thereunder. Purchaser and Seller shall each file Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, for the taxable year that includes the Closing Date in accordance with the Memorandum of Allocation. Purchaser and Seller shall provide the other promptly with any other information required to complete Form 8594. Such allocations have been made solely to ascribe fair value to the Assets for tax purposes and any benefits deriving therefrom shall not inure to any third party.

4. Lease of Skokie Facility. At the Closing Date, Purchaser shall lease Seller's manufacturing facility located at 8100 North Monticello Avenue, Skokie, Illinois (the "Skokie Facility") pursuant to the terms and conditions of a lease between Seller and Purchaser (the "Skokie Lease") in substantially the form attached hereto as Exhibit E (Form of Lease).

5.       Assumption of Liabilities

5.1 Assumed Liabilities. Upon the Closing Date, pursuant to the execution and delivery of such


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assignment and assumption  agreements as necessary and proper,  Purchaser  shall assume and thereafter pay, perform and discharge the following liabilities of Seller (collectively, the "Assumed Liabilities"):

                   5.1.1 Assumption of Contracts and Permits. The obligations and liabilities of Seller with respect to the terms and conditions of the agreements and contracts assigned and transferred to Purchaser pursuant hereto, including, without limitation, (i) the Certain Material Agreements listed on
Schedule 1.1 .3A (Certain Material Agreements), including the Assignment and Assumption of Lease relating to the lease of the warehouse facilities located at 8141-49 North Lawndale Avenue, Skokie, Illinois (the "Lease Assignment"), (ii) the Sales Orders and Purchase Orders listed on Schedule 1.1 .3B (Sales Orders & Purchase Orders) and any other Sales Order and Purchase Order arising after 8:00 a.m. (Chicago time) on October 30, 1995 and (iii) the Permits listed on Schedule
1.1.6 (Permits), in each such case, that are assigned to Purchaser hereunder or with respect to which Seller provides the benefits thereof to Purchaser;

                   5.1.2 Expressly Assumed Liabilities. Those liabilities of Seller set forth on Schedule 5.1.2
(Assumed Liabilities) attached hereto;

                   5.1.3 Historical Warranty Obligations. Subject to any obligations of Seller arising pursuant to Section 10.5 hereof, the repair and warranty obligations of Seller for Koidwave Products;

                   5.1.4 Certain Employee Matters. All obligations or liabilities arising from or relating to the obligations and liabilities assumed or otherwise accepted by Purchaser pursuant to Section 9.2 hereof;

                   5.1.5   Potential Carleton-Stuart and KCC Disputes.
All obligationsandliabilities arising
from or relating to the operation of the Koldwave Business or the ownership or operation of the Assets after
8:00 a.m. (Chicago time) on October 30, 1995;

                   5.1.6 Ordinarv Course Liabilities. All obligations or liabilities of Seller arising out of or relating to the operation of the Koidwave Business or the ownership or operation of the Assets after 8:00 a.m.
(Chicago time) on October 30, 1995.

          5.2 Other Liabilities. Purchaser shall discharge the liabilities of Seller required to be assumed or disch&ged by Purchaser pursuant to or under Sections 4 and 9.2 hereof.

         5.3 Limits on Assumption. Except for the assumptions and discharges of liabilities, obligations and debts of Seller described in Sections 5.1 and 5.2, Purchaser shall not assume or discharge and is not assuming or discharging any liabilities, obligations and commitments of Seller, whether fixed or contingent, legal or equitable, mature or inchoate, written or oral, express or implied, known or unknown, whether arising prior to or after the Closing Date. Seller shall discharge any other liabilities pursuant to Section 10.1 hereof. Seller acknowledges that Seller shall retain and discharge any liability (including any withdrawal liability) and obligation of Seller arising at or prior to the Closing out of or relating to the Multiemployer Plan described on Schedule 6.12A.

         5.4 Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or assume the agreements and contracts referenced in Section 1.1.3 hereof, including the Certain Material Agreements, Sales Orders or Purchase Orders, or any claim, agreement, contract, license, lease, commitment or any claim or right or any benefit arising thereunder or resulting therefrom or any of the Permits if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a material breach thereof or in any way materially adversely affect the rights of Purchaser or Seller thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate with each other in any reasonable arrangement designed to and, with respect to the assignment of the matters referenced in the correspondence from Tecumseh Products Company to Seller dated November 2, 1995 and Seller's correspondence to Tecumseh Products Company dated November 9, 1995, Purchaser and Seller shall use their best efforts to provide for Purchaser the benefits of, and to permit Purchaser to assume, insofar as expressly set forth herein, stated liabilities under the agreements and contracts referenced in Section 1.1.3 hereof, including the Certain Material Agreements, Sales Orders or Purchase Orders, or any of the Permits, including (where applicable) enforcement at the request and expense and for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party or otherwise. Any transfer or assignment to Purchaser by Seller of any property or property rights, any contract or agreement or any of the Permits which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

6.        Representations and Warranties of Seller

          Seller represents and warrants to Purchaser as of and including the Closing Date as follows:

          6.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and Seller has flill power to own or lease its assets and properties and to carry on the Koldwave Business as and where such business is now being conducted.

          6.2 Due Authorization and Enforceability. Seller has full power and authority to execute and deliver this Agreement and the Bill of Sale, and the other documents, instruments and agreements to be delivered on the Closing Date (the Bill of Sale, Skokie Lease, Lease Assignment, the Assumption Agreement (as defined below), any other documents evidencing the assignment and assumption of liabilities and such other documents, instruments and agreements which shall be executed by the applicable parties pursuant to this Agreement are collectively referred to in this Agreement as the "Related Agreements"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Seller is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of Seller and no other corporate action or proceeding on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or such Related
Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and this Agreement and the Related Agreements to which Seller is a party (when executed and delivered at the Closing Date) are or will be legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

         6.3 No Conflicts. Except as set forth on Schedule 6.3 (Conflicts) attached hereto, neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the performance and compliance with the terms, conditions and provisions of this Agreement or the Related Agreements will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Seller, (ii) conflict with or violate any law, rule, regulation,


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ordinance,  order, writ, injunction,  judgment or decree applicable to Seller or by which any of the Assets are bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any Lien (as described below) on any of the Assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract or other instrument or obligation to which Seller is a party or by which any of the Assets are bound or affected; except those permitted by Section 6.7 below, and in the case of (ii) or (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or the operation of the Koldwave Business.

         6.4 Compliance with Laws. The operation of the Koldwave Business and the use of the Assets by Seller comply in all respects with all applicable laws, ordinances, rules, decrees, orders and regulations, including federal and state environmental laws and regulations, except for such failures to comply which in the aggregate will not have a material adverse effect on the Koidwave Business and the Assets. Seller has obtained all necessary permits, licenses, certificates, exemptions, orders and approvals from and has filed all required and due notices with federal, state and local governmental bodies that are required by applicable law for the use of the Assets and in order to operate the Koidwave Business, as presently operated, except to the extent that failure to so obtain would not have a material adverse effect on the Koldwave Business as previously conducted by Seller, all of which are valid and effective on the Closing Date and, to the extent permitted by the terms thereof, will be assigned and transferred to Purchaser in accordance with this Agreement (and, to the extent not assignable or transferable, to Seller's knowledge no condition exists with respect to the Koldwave Business that would materially impair the ability of Purchaser to obtain such permit, license, certificate, exemption, order or approval> and all due and payable payments, fees and costs thereof have been paid in full to the Closing Date. Seller has not received notice of any violations of any laws or regulations, or, except for such that would not have a material adverse effect on the Koldwave Business, any contracts with respect to the operation of the Koldwave Business or any of the Assets.

6.5 Financial Statements. Seller has delivered to Purchaser copies of the audited consolidated financial statements of Seller as of and for the years ended September 30, 1993 and September 30, 1994 and copies of unaudited consolidated financial statements for the eleven-month period from October ~, 1994 to August 31, 1995 (the "August Financial Statements") (all of which, with any footnotes thereto, are collectively referred to herein as the "Financial Statements"). Except as otherwise indicated therein, the Financial Statements have been prepared on a consistent basis throughout the indicated periods (except for footnote disclosures and year-end adjustments) and fairly and accurately present the fmancial condition and results of operations of Seller as of the dates and for the relevant periods indicated (subject to year-end adjustments in the case of the August Financial Statements). To Seller's knowledge, Seller has no debts, obligations or material liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, except as (i) disclosed on the balance sheet as of August 31, 1995 or (ii) have arisen in the ordinary course of the Koldwave Business.

          6.6 All Necessary Assets. Except Tor the real property to be leased to Purchaser pursuant to the Skokie Lease and except for such assets as are not material to any product line or the Koldwave Business, the Assets and the Excluded Assets constitute all of the assets used in the Koldwave Business by Seller and no asset which is reasonably necessary to the operation of the Koldwave Business as presendy conducted is owned by any affiliate of Seller, as the term "affiliate" is defmed in Rule 144 adopted under the Securities Act of 1933.

          6.7 Title to Assets. Seller has good and marketable title to the tangible assets included in the Assets transferred hereunder and, upon consummation of the transactions contemplated by this Agreement, including execution and delivery of the Bill of Sale or other documents of transfer as required, Purchaser will acquire title to the tangible assets included in the Assets, free and clear of all mortgages, pledges, liens, security interests, assignments, conditional sales agreements, encumbrances, claims or charges of any kind ("Liens"), except (i) as disclosed on Schedule 6.7 (Liens) attached hereto and (ii) for Liens created by Purchaser. Seller's title is sufficient to permit the use of the Assets as currently used by Seller in the Koldwave Business. As of the Closing Date, none of the Assets is or, as a result of actions taken prior to the Closing (as defined below), will be, subject to any commitment or other arrangement for its sale or use by third parties except Linder the agreements and contracts assigned and transferred to Purchaser pursuant to Section 1.1.3 hereof, including the Certain Material Agreements disclosed on Schedule 1.1 .3A (Certain Material Agreements).

         6.8  Condition  of  Machinery  and  Equipment.  Except  as set forth on
Schedule 6.8 (Condition of Machinery & Equipment) attached hereto, the Machinery and Equipment as set forth on Schedule 1.1.1 (Machinery & Equipment) is in good operating condition and repair, ordinary wear and tear excepted, and is reasonably satisfactory for the purpose for which such assets are being used.

6.9 Condition of Inventorv. The parties hereto acknowledge and agree that the Inventory listed on Schedule 6.9 (Inventory) represents the Inventory acquired by Purchaser hereunder.

          6.10 No Changes. Except as disclosed and set forth on Schedule 6.10 (Changes), since Augssst 31, 1995, Seller has conducted its business only in the ordinary course in conformity with past practice. Without limiting the generality of the foregoing, except as disclosed on Schedule 6.10 (Changes), since August 31, 1995, there has not been:

                   (a) any adverse change in the aggregate financial condition, assets, liabilities, net worth or business of Seller except changes in the ordinary course of business, and changes which, individually or in the aggregate, have not been materially adverse to the Assets or the Koldwave Business;

                   (b) any damage, destruction, loss or claim, whether or not covered by insance, materially adversely affecting the Assets;

                   (c) any material Lien imposed on any of the Assets other than Liens to be discharged at or prior to the Closing;

                   (d) any strike, organized walkout, or material labor dispute at the Skokie Facility or, to Seller's knowledge, threat thereof;

                   (e) except for the $157,624.75 bonus payments made to employees on November 15, 1995, which amount has been deducted from the Purchase Price pald to Seller, any increase in the salaries or other compensation payable or to become payable to, or any advance or loan to, any officer, employee or consultant of Seller or any increase in or any addition to other benefits (including without limitation any bonus, profit sharing, pension or other plan) to which any of its officers, employees or consultants may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar or other plan, except (i) payments in the ordinary course of business and consistent with past practice, (ii) payments made in connection with the transactions contemplated by this Agreement or expenses incurred in connection therewith, and (iii) any other payment of any kind to (or on behalf of) any such officer, employee or consultant of base compensation and reimbursement for business expenses in the ordinary course of business and consistent with past practice;

                   (f) any cancellation or waiver of any right material to the operation of the Koidwave Business or any cancellation or waiver of any debts or claims of substantial value owed to Seller, relating to the Koidwave Business and included in the Assets or the Assumed Liabilities;

                   (g) any sale, transfer or other disposition of any Assets with a value of more than $25,000, except sales of Inventory in the ordinary course of business;

                   (h) any change in Seller's relationship with, or any loss of any representative, distributor or customer of Seller in the prior twelve-month period which has had, or is reasonably expected to have, a material adverse effect on Seller or the Koldwave Business;

                   (i) any write-off as uncollectible of any Receivables of Seller of more than $10,000 in the aggregate, or any change in the method of payment or the timing of payment of Receivables having an aggregate face amount of more than $10,000;

                   (j) any creation, occurrence, assumption or guaranty by Seller of any obligations or liabilities (whether absolute, accrued, contingent or otherwise) and whether due or to become due, except in the ordinary course of business, assumed by Purchaser hereunder;

                   (k) any sale, transfer or lease of any Assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with respect thereto with, any affiliate (as defmed above);

                   (l) any new material contract or agreement related to the operation of the Koldwave Business of Seller other than those entered into in the ordinary course of business;

                   (m) any disposition of or failure to keep in effect any rights in, to or for the use of any of the Intellectual Property or any unprotected disclosure to any person other than an employee of Seller, or other disposal of any Irtellectual Property;

                   (n) any variance in the levels of Inventory which materially differs from the levels customarily maintained; or

                   (o) any delay of payment of any account payable or other liability assumed by Purchaser hereunder beyond the later of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice.

                   In addition, since 8:00 am. October 30, 1995, Seller has not made any payments on any bank debt or other long-term indebtedness that is not assumed by Purchaser hereunder, other than the $3,437.50 mortgage payment made on November 1, 1995, which amount has been deducted from the Purchase Price paid to Seller.

6.11 No Defective Products. Except as set forth on Schedule 6.11 (Defective Products) attached hereto, to Seller's knowledge, the Koidwave Products previously manufactured and sold by Seller have, where necessary by law, regulation, practice or policy, been qualified under and comply in all material respects with the specifications and requirements of applicable rating and compliance agencies and safety standards (including those relating to labels, rating plates, cautions and warnings), are merchantable and fit for the purpose intended, and are not defective in design, manufacture or operation; provided, however, that the parties acknowledge that no third party testing authority exists with respect to certain of Seller's products and, accordingly, aspects of certain ratings have been approximated by Seller.

          6.12     Emplovee Benefit Plans.

                   (a) With respect to all employees and former employees of Seller, neither Seller nor any of its subsidiaries or affiliates (as such term is defined in Sections 414(b), (c), (m) and (o) of ERISA) presently malntains, contributes to or has any liability under any flinded or tinflinded medical, health or life insurance plan or. arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable laws.

                   (b) Except as set forth on Schedule 6. 12A (Multiemployer Plans), neither Seller nor any of its subsidiaries or affiliates (as such term is defined in Sections 414(b), (c), (m) and (o) of ERISA) presendy maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any 'multiemployer plan" as such term is defined in
Section 3(37) of ERISA that is subject to Subtitle E of Title IV of ERISA.

                   (c) Neither Seller nor any of its subsidiaries or affiliates (as such term is defined in Sections 414(b), (c), (m) and (o) of ERISA) is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller except as set forth in Schedule 6.12B (Certain Labor Agreements) hereof.

                   (d) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax to Seller pursuant to
Section 4980B, or with regard to plan years beginning  before December 31, 1988,
Section 162(i) of the Internal Revenue Code as in effect immediately prior to the enactrnent of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed.

          6.13 Employment Activity. Seller is in compliance with all applicable laws respecting employment and employment practices, employment discrimination, terms and conditions of employment and wages and is not engaged in any unfalr labor practice, except where failure to comply would not have a material adverse effect on the Koldwave Business. To Seller's knowledge, there is no unlawful labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other governmental agency arising out of Seller's activities; to Seller's knowledge, there is no labor strike or labor disrurbance pending or threatened against Seller nor is any grievance currently being asserted thereat; and, during the three years, Seller has not experienced a work stoppage or other material labor difficulties thereat except as set forth on Schedule 6.13 (Employment Activity) attached hereto.

          6.14 Off-Site Assets. All tangible Assets held at any location other than the Skokie Facility or the facilities located at 8141-49 North Lawndale Avenue, Skokie, Illinois are described on Schedule 6.14 (Off- Site Assets), which schedule includes a description of each of such assets, its type (whether finished goods or in-process inventory, machinery and equipment or whatever), the name and address of the vendor or customer holding such assets and, if such asset is held pursuant to an agreement, a copy or description of such agreement will be attached to the schedule.

          6.15 Skokie Facility Agreements. Any service contracts to which Seller is a party now applicable to or affecting the Skokie Facility are set forth on Schedule 1.1 .3A (Certain Material Agreements).

          6.16 Absence of Litigation. Except as set forth on Schedule 6.16 (Litigation) attached hereto, there are no judgments or other judicial or administrative orders outstanding against Seller or affecting the Assets, nor is there any action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency now pending or, to the knowledge of Seller, threatened against or affecting Seller or any of the Assets which, if adversely determined, would materially impair the right or ability of Seller to carry on the Koldwave Business as it is now conducted.

          6.17 Agreements. Schedule 6.17 (Executory Contracts) attached hereto is an accurate and complete list of all of Seller's written, material executory contracts of any kind that are not terminable in less than or upon 30-day notice. Schedule 1.1 .3A (Certain Material Agreements) and Schedule 6.17 (Executory Contracts) together list each agreement, other than the Skokie Lease, material to the operation of the Koldwave Business. Except as set forth on Schedule l.l.3A (Certain Material Agreements), each of the Certain Material Agreements is valid and effective in accordance with its terms. Except as set forth on Schedule 6.17 (Executory Contracts), to Seller's knowledge, no partyto any of the contracts listed thereon (including Seller) is in material default thereunder and no event has occurred which with the passage of time or the giving of notice or both would constitute a material default thereunder. True and correct copies of the Certain Material Agreements have been supplied or made available to Purchaser by Seller, appropriately identified in order that such Certain Material Agreements can be identified on Schedule 1.1 .3A (Certain Material Agreements). An "executory contract" is herein defined as a contract or agreement as to which not all of the obligations of Seller have been performed.

          6.18 Trademarks, Patents, Licenses. Set forth on Schedule 1.1.4 (Registered Rights) are those filed or registered items of Intellectual Property, including all patents, patent applications, trademarks, service marks, trade names, licenses, copyrights and copyright applications, currently used in the operation of the Koldwave Business, none of which has been held or stipulated to be invalid in any litigation which has been concluded and the validity of none of which has been questioned in any litigation currently pending or which to the best knowledge of Seller, has been threatened. Seller owns or possesses and will have conveyed to Purchaser at the Closing Date all Intellectual Property used in the Koldwave Business, except for such Intellectual Property that is not material to the Koldwave Business as currently conducted. Such rights do not, to the best knowledge of Seller, infringe any patent or other rights owned by others, nor has Seller received any notice of conflict thereof with the asserted rights of others.

6.19 Related Partv Transactions. Except for any arrangements reflected on the Financial Statements or described on Schedule 6.19 (Related Party Transactions) and except for the Skokie Lease, there are no arrangements, obligations or agreements affecting the Assets, Assumed Liabilities or the Koldwave Business between Seller and any director or stockholder or any affiliate thereof as such term is defined in Rule 144 under the Securities Act of 1933.

          6.20 Taxes. Seller has filed (or will have filed, if due after the date hereof and by the Closing Date) all federal, state, foreign, county, local and other tax and information returns (including Forms 1099 and any Schedules), reports and declarations which it is required by law to file on or prior to the Closing Date (taking into account any applicable extension of time for filing) (the "Tax Returns") and has paid all income or franchise, payroll, withholding, gross receipts, capital stock, ad valorem, personal property, real estate, excise, occupation, sales, use, mercantile, business and occupation or other taxes, assessments and other governmental charges due in respect of such Tax Returns (including any interest and penalties related thereto) (collectively the "Taxes"), except to the extent that any such Taxes are being contested in good falth and as to which adequate reserves have been set aside. The accrual for Taxes in the Financial Statements are adequate to cover all liabilities for Taxes of Seller for all periods ending on or before August 31, 1995. Since August 31, 1995, Seller has not incurred any Taxes other than Taxes incurred in the ordinary course of business. There are no Liens for any Taxes upon the Assets, except Liens for current Taxes not yet due. All Taxes that Seller was or is required by law to withhold or collect, have been and are being withheld or collected by it and have been or are being held by it for such payment. Except as disclosed on Schedule 6.20 (Taxes), no audit, action, suit, investigation, clalm, assessment or examination with respect to Taxes is now pending or currently in progress with respect to Seller. Except as disclosed on Schedule
6.20 (Taxes), Seller has not waived any restrictions on assessment or collection of Taxes or executed a waiver or consented to the extension of any statute of limitations for federal income or other Tax liability that remalns outstanding. Seller is not a "foreign person" within the meaning of the Code and the regulations promulgated thereunder.

          6.21 Environmental Matters. To Seller's knowledge, Seller has all permits, licenses, and other authorizations which are required as of the date hereof and the Closing Date for the operation of the Koldwave Business under federal, state and local laws relating to pollution and protection of the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act and all other laws relating to the maintenance, record-keeping and disposition of any underground tanks and relating to emissions, discharges, releases or threatened releases, of pollutants, contaminants, petroleum oils, chemicals or industrial, hazardous or toxic materials or waste into the environment (including, without limitation, ambient water, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum oils, chemicals or industrial, hazardous toxic materials or waste or any applicable regulation, law, rule or ordinance issued, entered, promulgated or approved thereunder (the "Environmental Laws"). To Seller's knowledge, with respect to the Koldwave Business, Seller is in compliance in all material respects with all terms and conditions of the required permits, licenses and authorizations necessary under the Environmental Laws, and is also in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws as in effect on the date hereof. To Seller's knowledge, there is no pending civil or criminal litigation, notice of violation or administrative proceeding arising out of the business or activities of Seller and/or its shareholders or affiliates, including without limitation any pending litigation, notice or proceeding relating in any way to the Environmental Laws

(including notices, demands, letters or claims under RCRA, CERCLA and similar foreign, state and local laws). To Seller's knowledge, there is no threatened civil or criminal litigation, notice of violation or administrative action arising out of the Koldwave Business, including without limitation, any threatened litigation, notice or proceeding relating in any way to the Environmental Laws. Except as disclosed on Schedule 6.21 (Environmental Matters), Seller does not have knowledge of any past or present events, conditions, circumstances, practices, incidents or actions which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller arising out of any violation or alleged violation of the Environmental Laws or any circumstances which could reasonably be expected to interfere with or prevent continued compliance with the Environmental Laws in effect on the date hereof or the Closing Date. To Seller's knowledge, no hazardous substances, pollutants, petroleum oils, contaninants or hazardous waste including, but not limited to, asbestos, "PCB's" and urea formaldehyde are contained in or have been, from any source whatsoever, generated, released, spilled, stored or deposited over, beneath or on the Skokie facility, or on adjoining properties, by Seller, or, to the best of Seller's knowledge, by any other person, except oniy such substances as have been fully disclosed to Purchaser on Schedule 6.21 (Environmental Matters) attached hereto.

6.22 Approvals and Consents. Except as set forth on Schedule 6.22 (Approvals & Consents), no consent, authorization or approval of, or waiver or exemption by, or filing with any other person or entity is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby except such as will be terminable at will or upon 31 or less days advance notice.

         6.23 Insurance. Attached hereto as Schedule 6.23 (Insurance) is a complete and correct list of all policies of insurance of which Seller is the owner, insured or beneficiary, covering any of the Assets for any policy period after September 30, 1994. Such Schedule indicates for each policy the carrier, names of all insured parties thereunder (including the named insured and additional insured parties, if any), risks insured, the amounts of coverage, deductibles and retentions, if any, and any pending claims thereunder. Except as set forth on Schedule 6.23 (Insurance), all premiums under such policies for periods through the date hereof have been paid.

No notice of cancellation or non-renewal with respect to or disallowance of any claim under any such insurance policy has been received by Seller.

6.24 Receivables. Except as set forth on Schedule 6.24 (Certain Receivables), the Receivables being conveyed to Purchaser by Seller hereunder all as set forth on Schedule 1.1.5 (Receivables) are owned by Seller free and clear of all claims or encumbrances and are not subject to counter-claims, set-offs, deductions or additional requirements of performance by Seller. Such Receivables represent bona fide claims which Seller has against debtors for sales or other charges arising prior to 8:00 a.m. (Chicago time) on October 30, 1995. The Receivables have not been billed and collected for a greater percentage of the total billing than the percentage of the total materials and labor which have actually been completed by Seller under purchase orders and contracts (i.e., Seller has not billed and collected a greater percentage of the total contract price than the percentage of completion achieved by Seller of the total work to be performed and materials to be manufactured and procured under such purchase orders and contracts).

          6.25 Other Intangibles. The engineering drawings, bills of material, manufacturing data, software and data collection services and other intangibles conveyed to Purchaser as described in Section 1.1.4 are all of such items currently used in the Koldwave Business that are in the possession of Seller.

         6.26 Warranties. Set forth on Schedule 6.26 (Warranties) are the express warranty terms and disclaimers for all forms of warranties given (or extended warranties sold) by Seller during the one-year period prior to the date of this Agreement with respect to Koldwave Products sold or services related thereto performed by Seller. Warranty terms and disclaimers given (or extended warranties sold) by Seller during the four-year period immediately preceding such one-year period are substantially similar in substance to the warranty terms and disclaimers set forth on Schedule 6.26 (Warranties). To the best of Seller's knowledge, except as set forth on Schedule 6.26 (Warranties), Seller has not sold any Koldwave Products or performed any services related thereto which fail to comply with any express or implied warranties or guarantees of Seller applicable to. such Koldwave Products or services related thereto, as set forth on the Schedule 6.26 (Warranties) and as required by applicable federal and state statutes and regulations.

          6.27 Customers and Suppliers. Set forth on Schedule 6.27 (Customers & Suppliers) attached hereto is (i) a list of the names and addresses of the ten largest customers and the ten largest suppliers (measured by dollar volume of purchases or sales) of the Koldwave Business during the year ended September 30, 1994, and for the year ended September 30, 1995, and (ii) copies of Seller's standard forms of purchase order for inventory and other supplies and sales contracts for Koldwave Products. Except as set forth on Schedule 6.27 (Customers & Suppliers), there exists no actual or, to the knowledge of Seller, threatened termination, cancellation or material limitation of, or material modification in, the business relationship of Seller with any customer or supplier listed on
Schedule 6.27 (Customers & Suppliers).

7.        Representations and Warranties of Purchaser.

          Purchaser represents and warrants to Seller as of the Closing Date as follows:

          7.1 Cornorate Existence. Purchaser is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has full power and authority to own its assets and properties and to carry on its business as and where such business is now being conducted.

          7.2 Due Authorization and Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Purchaser and no other corporate action or proceeding on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the Related Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser, and this Agreement and the Related Agreements to which it is a party, when executed and delivered at the Closing Date, are or will be legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

          7.3 No Conflicts. Neither the execution and delivery of this Agreement or the Related Agreements to which Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Purchaser,
(ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any Lien on any of its assets or properties pursuant to any of the terms, conditions, or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, contract or other rnntrument or obligation to which Purchaser is a party or by which any of Purchaser's properties or assets are bound or affected; except, in the case of
(ii) or (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Related Agreements.

          7.4 Approvals and Consents. No consent, authorization or approval of' or waiver or exemption by, or filing with any other person or entity is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

8. Survival of Representations and Warranties. The representations and warranties made in this Agreement or pursuant hereto by Seller and Purchaser shall, for a period of twenty (20) months from the Closing Date, survive the execution and delivery of this Agreement and the Related Agreements and the consummation and closing of the transactions contemplated hereby and none shall merge into any closing document.

9.        Covenants of Purchaser

         9.1 Retention of Records. Purchaser hereby covenants that following the Closing Date, Purchaser will retain, at Purchaser's sole expense, all material Books and Records of Seller relating to the operation of the Koldwave Business prior to the Closing Date. Purchaser will afford to Seller, its counsel and accountants, during normal business hours, reasonable access to such Books and Records of Seller to the extent that such access may reasonably be required to facilitate the preparation by Seller or any of its stockholders or affiliates of such tax returns as they may be required to file with respect to Seller and the investigation, litigation and final disposition of any claims which may be made against Seller or any of its stockholders or affiliates or with respect to which indemnification is sought against Seller or any of its stockholders or affiliates. Purchaser will give written notice to Seller prior to disposing, destroying or moving to a different facility any of the Books and Records and will provide Seller with a reasonable period of time, but not less than 30 days, in which to remove such Books and Records (if Purchaser proposes to dispose of or destroy such Books and Records) or to make copies thereof. Any relocated Books and Records shall remain subject to this Section 9.1. For purposes of this
Section 9.1, the term "material Books and Records" includes, without limitation, all Books and Records required to facilitate the preparation of the tax returns of Sellers or any of its stockho1ders or affiliates and all Books and Records set forth on Schedule 9.7 (Financial Information) attached hereto.

         9.2      Employees.

                   9.2.1 Potential Emplovees.  Effective as of the Closing Date,
Purchaser or an agent or affiliate of Purchaser shall offer to all non-bargaining unit personnel now working at the Skokie Facility, the names and employment status of each of which are set forth on Schedule 9.2.1 (Potential Employees) attached hereto (collectively, the "Potential Employees"), either (i) employment at such Potential Employee's salary and benefit level as of the date of the Closing Date (any Potential Employee who accepts any such offer of employment and who commences employment upon the terms of such offer at the Closing Date shall be a "Transferred Employee") or (ii) a temporary term of employment pursuant to a written employment agreement to be entered into between Purchaser and any employee to whom such temporary employment is offered (any Potential Employee who executes any such written employment agreement shall be a "Temporary Employee").

                   9.2.2 Costs of Separation. Purchaser shall be responsible for and assumes (i) with respect to each Transferred Employee and each Temporary Employee, the cost of the severance and separation benefits required under
Seller's severance policy, a copy of which is included in Schedule 9.2.2 (Severance Terms), (ii) except to the extent expressly limited in Schedule 9.2.2 (Severance Terms) by specific reference to this Section 9.2.2, any and all payments due or obligations (x) arising under or as a result of the termination resulting from the transaction contemplated hereby or (y) following the Closing of any employee of Seller, including the severance and termination payments to be made to certain employees of Seller as referenced in such Schedule 9.2.2 (Severance Terms), and (iii) any duties, obligations or payments under the WARN Act or similar acts.

                  9.2.3 Union Issues. For those employees of Seller currently in the bargaining unit under contract with Local 743 of the Warehouse, Mail Order, Office, Technical and Professional Employees Union, affiliated with the International Brotherhood of Teamsters at the Skokie Facility (the "Union"), Seller and Purchaser will advise the Union of the transaction under this Agreement and Purchaser's acquisition of the Assets promptly after the Closing Date. Upon the Closing Date, Purchaser will, and Purchaser has advised the Union that Purchaser will, (i) recognize the Union as the sole bargaining agent for the bargaining unit employees, (ii) offer employment to all bargaining unit employees then employed by Seller, and (iii) implement and abide by the terms of the Labor Contract and Working Agreement dated April 9, 1993 (the "Union Contract") during the term of such Union Contract, so long as the Union continues to conduct good faith bargaining and negotiations and otherwise acts in good faith to secure a new and acceptable contract or extension to Purchaser. Purchaser agrees to indemnify and save and hold harmless Seller, its shareholders, directors, officers, affiliates and agents from and against any and all claims, losses, damages, costs or expenses of any kind or character, including attorneys' fees, arising out of or resulting from Purchaser's failure to comply with any of the provisions of this Section 9.2.3 or any of Seller's obligations or liabilities arising out of or related to the Union Contract after the Closing.

                   9.2.4 Notice of Termination. For so long as Purchaser operates out of the Skokie Facility, Purchaser will provide to each Transferred Employee and to each Union employee at least six (6) months advance notice of any termination of Purchaser's operations at the Skokie Facility or of any termination or salary or wage reduction affecting such Transferred Employee, unless such termination or salary or wage reduction is "for cause" with respect to such Transferred Employee. The term "for cause" is deemed for purposes of this Section 9.2.4 to include, but is not limited to, participation by such Transferred Employee in a major organized work stoppage or slowdown or material sabotage of the assets of the Koldwave Business.

          9.3 Discharge of Liabilities. Purchaser will pay and discharge in due course after the Closing, and hold Seller harmless from, all liabilities and obligations related to and arising from the Assumed Liabilities and all liabilities and obligations relating to and arising from the ownership and operation of the Assets and the Koldwave Business after the Closing.

          9.4 Collection of Excluded Assets. Purchaser shall remit to Seller any monies and receivables paid to Purchaser in respect of any Excluded Assets within five (5) business days after receipt thereof. Purchaser shall take all reasonable actions, including the giving of timely notices as reasonably requested by the other party, to assure that the covenants set forth in this
Section 9.4 are faithfully and timely fulfilled.

          9.5 Continued Benefits. Purchaser shall allow, at Purchaser's sole expense and for so long as it operates the Koldwave Business at the Skokie Facility, David Sniader, Laura Sniader, Barb Sniader North, Steve North and Dustianne North to participate in, and shall continue to include such individuals in, the health, dental and life insurance plans currently maintained by Seller or in a reasonably equivalent successor plan purchased or maintained by Purchaser at reasonably comparable costs and, upon the termination of such benefits, Purchaser shall make available COBRA benefits to each such individual.

9.6 Non-Competition and/or Services Agreements. Purchaser shall make an aggregate payment of One Million Dollars ($1,000,000.00) to the shareholders of Seller pursuant to the terms of non-competition and/or services agreements substantially in the forms attached as Exhibit F (Forms of Non-Competition/Services Agreements), in consideration for the shareholders of Seller agreeing therein not to compete with the Koldwave Business for the periods and to the extent provided therein and to provide such services, if any, as required thereby.

          9.7 Financial and Tax Work Purchaser shall provide to Seller the financial statements and tax return and payroll information identified on
Schedule 9.7 (Financial Information) attached hereto on the dates specified on such Schedule. Purchaser agrees, at Purchaser's sole expense, to offer to engage Peter Garvey for a period beginning immediately following the Closing and continuing for at least six (6) weeks thereafter and with salary and benefits substantially identical to Mr. Garvey's salary and benefits immediately prior to the Closing and to make Mr. Garvey available to Seller to assist in the preparation of any tax returns, financial statements or other documentation of Seller, its stockholders or affiliates. In the event Mr. Garvey does not accept such engagement offer or terminates such engagement prior to the conclusion of the preparation of such documentation, Purchaser shall, at Purchaser's sole expense, make available personnel to assist Seller in a manner substantially equivalent to the assistance to have been provided by Mr. Garvey. Purchaser acknowledges that the timely delivery of the information on Schedule 9.7 (Financial Information) is vital to Seller and agrees to use all reasonable efforts to make such information available to Seller on a timely basis. If Purchaser falls, as a result of action or inaction of Purchaser or its agents or employees, to provide such information within ten (10) business days of the date specified on Schedule 9.7 (Financial Information), Purchaser agrees to pay a liquidated damages amount of $100 per day for day's delay.

10.       Covenants of Seller

          10.1 Discharge of Liabilities. Seller will pay and discharge in due course after the Closing, and hold Purchaser harmless from, all liabilities and obligations of Seller relating to and arising from the ownership and operation of the Assets and the Koldwave Business prior to the Closing which are not assumed by Purchaser as set forth in Section 5 hereof.

          10.2 Collection of Receivables. For period of at least twelve (12) months after the Closing Date, Seller shall remit to Purchaser any monies and receivables paid to Seller in respect of the Inventory, the Receivables or other Assets purchased by Purchaser hereunder within five (5) business days after receipt thereof. Seller shall take all reasonable actions, including the giving of timely notices as reasonably requested by Purchaser to assure that the covenants set forth in this Section 10.2 are faithfully and timely fulfilled.

10.3      Taxes.

10.3.1 Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to its business, including the Koidwave Business and the Assets, in each case attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date other than any liabilities for Taxes set forth in Schedule 5.1.2 (Assumed Liabilities) and assumed by Purchaser pursuant to Section 5.2. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Koidwave Business or the Assets that are attributable to taxable periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 10.3, any taxable period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

                   10.3.2 Notwithstanding Section 10.3.1, any sales Tax, use Tax, property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Koidwave Business or the Assets shall be paid by Purchaser. Purchaser and Seller will timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

                   10.3.3 Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section
10.3. Within a reasonable time prior to the payment of any said Tax, the parry paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

                   10.3.4 Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 10.3 shall be unconditional and absolute and shall remain in effect without limitation as to time.

          10.4 Bulk Sale. Seller hereby agrees to indemnify and save and hold harmless Purchaser, its shareholders, directors, officers, affiliates and agents from and against any and all claims, losses, damages, costs or expenses of any kind or character, including attorneys' fees, other than those expressly assumed by Purchaser, arising out of or resulting from failure to comply with the "Uniform Commercial Code - Bulk Transfers" of the State of Illinois or of such other state, provinces or governmental unit as to which such act or equivalent act applies or may apply to the transactions contemplated by this Agreement.

          10.5 Certain Warrantv Service. For the twelve (12) month period from the Closing Date through November 15, 1996, if the aggregate direct, out-of-pocket costs attributable to or arising out of warranty claims actually paid by Purchaser during such twelve (12) month period (not including warranty costs paid by Seller prior to the Closing or warranty costs paid or incurred by Purchaser in connection with the Potential Carleton-Stuart Dispute) for Koldwave Products sold prior to the Closing exceed $200,000, then Seller shall reimburse Purchaser for fifty percent (50%) of such direct, out-of-pocket costs to the extent in excess of such $200,000 amount; provided, however, that Seller shall not be required to reimburse Purchaser for any such direct, out-of-pocket costs unless and until Seller's portion of such direct, out-of~pocket costs attributable to costs paid by Purchaser together with any Liabilities (as defined below) for which Purchaser is entitled to indemnification pursuant to Article 14 hereof exceeds, in the aggregate, $75,000, and then only to the extent in excess of $75,000. Any amounts paid hereunder shall be included in and subject to the maximum aggregate amounts to be paid pursuant to Section 14.4. Any amounts owed by Seller as reimbursement as aforesaid shall be itemized and submitted to Seller within sixty (60) days after the end of such twelve (12) month period, and Seller shall promptly reimburse Purchaser upon its receipt of such claims. Purchaser shall flirnish Seller with such documents and other records as Seller shall reasonably request in order to confirm any claim by Purchaser for reimbursement pursuant to this section. In addition, within sixty (60) days after the end of each calendar quarter included in such twelve (12) month period, Purchaser shall provide Seller with a reasonably detailed report of any warranty costs incurred or paid by Purchaser during such period relating to Koldwave Products sold prior to the Closing.

         10.6 Strategic Assistance in Potential KCC Dispute. During the twelve month period immediately following the Closing, Seller shall, to the extent reasonably requested by Purchaser and at Purchaser's sole expense, cooperate with Purchaser with respect to any required resolutions or settlements by Purchaser of the Potential KCC Dispute. Provided Purchaser is in compliance with its obligations hereunder, Seller agrees not to communicate with any unaffiliated third parties (other than Seller's shareholders, agents, consultants and advisors) with respect to the Potential KCC Dispute except as otherwise required by law.

11.      Closing

11.1 Closing Date. The closing of the transaction contemplated by this Agreement relating to the Koidwave Business (the "Closing19) shall be held on November 15, 1995, at the offices of Jones, Day, Reavis & Pogue, Chicago, Illinois at 10:00 a.m., local time, or at such other time and place as the parties may agree.

         11.2 Closing Events. At the Closing, the parties shall do the following with respect to the
Koidwave Business:

                  11.2.1 Seller shall execute and deliver to Purchaser the Bill of Sale, substantially in the form attached hereto as Exhibit A (Form of Bill of Sale).

                   11.2.2 There shall be executed and delivered to Purchaser appropriate certificates of title or other documents of transfer or ti~e, duly executed and, to the extent necessary, notarized, for any asset conveyed hereunder as to which a title certificate other than the Bill of Sale is appropriate.

                  11.2.3 Seller shall provide to Purchaser the consents set forth on Schedule 11.2.3 (Consents) attached hereto.

                  11.2.4 Purchaser shall execute and deliver to Seller an Assumption Agreement (the "Assumption Agreement"), substantially in the form attached hereto as Exhibit F (Form of Assumption Agreement), and all documents necessary for the assumption of the liabilities assumed by Purchaser pursuant to
Section 5.

11.2.5 Purchaser shall execute and deliver to Seller the Skokie Lease substantially in the form of Exhibit D (Form of Lease).

                   11.2.6 Purchaser and the shareholders of Seller shall execute and deliver their respective non-competition and/or services agreements in substantially the forms attached hereto as Exhibit F (Forms of Non-Competition/Services Agreements).

                  11.2.7 Purchaser and Seller shall execute and deliver the Assignment of Lease in form and substance satisfactory to the parties hereto.

                   11.2.8 Purchaser shall have received a written legal opinion from counsel to Seller substantially in the form attached hereto as Exhibit G (Form of Opinion of Counsel to Seller).

                   11.2.9 Seller shall have received a written legal opinion from counsel to Purchaser substantially in the form attached as Exhibit H (Form of Opinion of Counsel to Purchaser).

                   11.2.10 Seller shall have received from the Secretary of Purchaser and Purchaser shall have received from the Secretary of Seller a certificate setting forth, as to such party, the corporate resolutions authorizing and approving the execution, delivery and performance of the Agreement and the other documents to be executed by that party in connection herewith, and a Good Standing Certificate, dated a date not more than five (5) business days prior to the Closing Date, from the applicable Secretary of State of such party's state of incorporation.

                  11.2.11 All other documents, certificates, instruments and agreements necessary and proper to consummating the transactions contemplated under this Agreement shall be executed and delivered by the parties as appropriate.

                  11.2.12 Purchaser shall deliver the Initial Payment to Seller.

12. Further Actions. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to act in good falth and to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Related Agreements and the other documents necessary to close this transaction, and shall use its best efforts to obtain all necessary walvers, consents and approvals and to effect all necessary registrations and filings. In addition, Seller covenants and agrees that it will take all actions and execute and deliver all documents, instruments and agreements necessary to assist Purchaser in the removal of all filings and recordings of Liens terminated by Seller or otherwise. At any time and from time to time after the Closing Date, at the other party's reasonable request and without further consideration, the parties shall cooperate in good faith and prompty execute and deliver all such further instruments or documents and perform such other and further acts as the other party may reasonably request in order to fully conclude the transactions contemplated by this Agreement.

13.      Amendment and Waiver

         13.1 Amendment. This Agreement may be amended only by a writing executed by the authorized representatives of Purchaser and Seller.

         13.2 Waiver. Any party hereto may (i) agree to extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the authorized representative of such party.

14.      Indemnification.

         14.1 Purchaser Indemnification. Purchaser hereby agrees to indemnify and hold Seller harmless, from and against any and all loss, liability (whether known or unknown, actual or contingent, legal or equitable, mature or inchoate, however arising), claim, damage and expense (collectively, "Liabilities"), including, but not limited to, reasonable attorneys' fees and amounts reasonable expended in settlement of litigation, pending or threatened, after the date hereof, incurred after the Closing Date and arising out of or relating to: (i) any liabilities and obligations of Seller which were expressly assumed by Purchaser under Article 5 of this Agreement (including bot not limited to the Potential Carleton-Stuart Dispute and the Potential KCC Dispute); (ii) any material misrepresentations or material breaches of Purchaser's representations and warranties set forth in this Agreement; or (iii) any material breach of any of Purchaser's covenants or obligations under this Agreement.

         14.2 Seller Indemnification. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all Liabilities, including but not limited to, reasonable attorneys' fees and amounts reasonable expended in settlement of litigation, pending or threatened, incurred after the Closing Date and arising out of or relating to: (i) any liabilities and obligations of Seller not expressly assumed by Purchaser under this Agreement; (ii) any material misrepresentations or material breaches of Seller's representations and warranties set forth in this Agreement; or (iii) any material breach of any of Seller's covenants or obligations under this Agreement.

         14.3      Procedure of Indemnification.

                   14.3.1 Neither Purchaser nor Seller is required to take any action or make any claim to any third person as a precondition of seeking indemnification from the other hereunder. The party seeking indemnification (the "Claimant") shall promptly give notice to the indemnifying party in sufficient detail of any matter or item which forms a basis for the indemnification under this Agreement (a "Claim"). The Claimant shall afford the indemnifying party, or its authorized representatives, the opportunity to defend, discharge or compromise such Claim and examine the books and records of the Claimant insofar as they relate to such Claim and to copy or make extracts therefrom, and will (at the expense of the indemnifying party) provide full cooperation of itself and its employees with respect to such Claim; provided, however, that with respect to any Claim by Seller in connection with the Potential KCC Dispute, Purchaser shall, at Seller's request and at Purchaser's sole expense, defend, discharge or compromise such Claim and/or cooperate with Seller's legal counsel in connection therewith. At any indemnifying party's request and expense, the Claimant will assign any claims or rights which the Claimant may have against any third party in an action against the third parties, and, at the indemnifying party's expense, the Claimant will cooperate fully with the indemnifying party in pursuing any such claim or right.

                  14.3.2 The indemnifying party may, within twenty (20) days after the Claimant has given notice of a Claim, give notice to the Claimant that the indemnifying party intends to litigate or otherwise attempt to resolve the Claim identified in the Claimant's notice. Upon such notice from the indemnifying party to the Claimant: (i) the indemnifying patty shall have the right, at its sole cost and expense and without liability, cost or expense to Claimant, to prosecute any such proceeding, defend any such Claim or otherwise attempt to resolve the Claim (including, but not limited to, settling such claim by paying, without liability of the Claimant, all amounts in settlement); and
(ii) Claimant shall have the right to participate at its expense in the defense of any such Claim. The indemnifying party shall keep the Claimant appraised of all material developments in connection with any such Claim.

                  14.3.3 So long as any mdemnifying party shall continue to handle a Claim or proceeding in good faith, or until a final determination that monies are payable by Claimant to a third person, the indemnifying party shall not be obligated to pay to Claimant the monies so claimed.

                  14.3.4 Notwithstanding the foregoing Section 14.3.3, if as a result of any Claim, a judginent is entered against Claimant in a court of competent jurisdiction, or a lien attaches to any property or asset of Claimant which materially and adversely affects or threatens to materially affect the assets, property, business or operations of Claimant, Claimant will be entitled to discharge, compromise or settle such Claim in good faith without the consent of the indemnifying party.

                  14.3.5 All amounts paid by the Claimant for which it is entitled to indemnification by the indemnifying party pursuant to the terms and conditions of this Agreement shall be promptly reimbursed to it by the indemnifying party after written request therefore, which request shall specify in reasonable detail the amounts paid by the Claimant. In the event Claimant collects or retains an amount in excess of the amount of any Claim, Claimant shall promptly return such fluids to the indemnifying party. Claimant shall use reasonable efforts to cooperate in attempting to cause third parties who are liable to it or to the indemnifying patty to reimburse the indemnifying party for payment made by it to Claimant; and Claimant shall grant to the indemnifying party any transferable subrogation rights that Claimant may have against third parties with respect to claims paid by the indemnifying party to Claimant.

         14.4 DeMinimis and Maximum Amounts. Seller shall not be required to indemnify and hold harmless Purchaser from any Liailities unless and until the amount of such Liabilities incurred by Purchaser and for which Purchaser provides prompt written notice to Seller (which notice shall state the amount incurred by Purchaser that Purchaser is deeming a Liability hereunder) exceeds, in the aggregate, $75,000, and Seller shall only be obligated to indemnify Purchaser with respect to the amount of such Liabilities that exceeds such $75,000 and then only to the extent provided in the immediately following sentence. The maximum amount of indemnification which may be required of Seller hereunder (including for this purpose the amount of Seller's obligation to reimburse for certain warranty claims pursuant to Section 10.5) shall be lirnited to (i) an aggregate maximum of $400,000 with respect to Claims notice of which shall have been given to Seller on or before September 15, 1996 and (ii) an aggregate maximum of $100,000, less indemnification amounts previously paid in excess of $300,000, with respect to Claims notice of which shall have been given Seller on or before July 15, 1997. Seller shall have no indemnification obligation under this article in excess of the above-mentioned maximum amounts and, in any event, shall have no such obligation as to any Claim notice of which is not given prior to July 15, 1997.

          14.5 Exclusive Remedy. So long as the indemnifying party is in compliance with this Section 14, the remedies provided in this Section 14 shall be exclusive, except for specific performance or injunctive relief, which shall be available regardless of the provisions of this Section 14.

          14.6 Asset Retention. Seller (or a liquidating trust organized by Seller in the event Seller is liquidated and dissolved prior to July 15, 1997) shall retain cash or liquid investments having a maturity date of no more than one-hundred twenty (120) days (i) during the period from the Closing Date through September 15, 1996, equal or greater in value to $400,000 less the aggregate of any indemnification amounts paid to Purchaser and (ii) during the period from September 15, 1996 through July 15, 1997, equal or greater in value to $100,000 less the aggregate of any indemnification amounts paid to Purchaser in excess of $300,000 during such first period and less the aggregate of any indemnification amounts paid to Purchaser during such second period.

15.       Press Releases and Notices

          15.1 Press Releases. Purchaser and SeUer will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and opportunity to comment except as required by law or the rules of a national securities exchange; provided, however, that no public filing that may be required by law or any listing agreement with a national securities exchange will be made until the other party has been offered a reasonable opportunity to review and comment thereon.

          15.2 Post-Execution Notices. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by express, registered or certified mail, postage prepaid, addressed as follows:

If to Purchaser:

                                    Mestek, Inc.
                                    Mestek, Inc.
                                    260 North Elm Street
                                    Westfield, Massachusetts 01085

                                    Facsimile:             (413) 568-7428
                                    Attention:         John E. Reed, President

                                    cc:     R. Bruce Dewey, Esquire
                                            Senior Vice President
                                            and General Counsel

                                    If to Seller:

                                    Barb Sniader North
                                    6146 Kentland Avenue
                                    Woodland Hills, California 91367
                                    Facsimile:             (818) 347-5099

                                    cc:      Timothy J. Melton, Esquire
                                             Jones, Day, Reavis & Pogue
                                             77 West Wacker
                                             Chicago, Illinois 60601-1692
                                    Facsimile:             (312) 782-8585

or such other address as the party to whom notice is to be given has furnished in writing to the other party.

16. Delivery of Notices. After the Closing Date, Seller shall prompfly deliver to Purchaser any notices, correspondence and other documents relating to the Assets being conveyed hereunder or the Koidwave Business which are, from time to time, received by Seller.

17.       Entire Ageement - Binding Effect

         This Agreement (together with the Exhibits and Schedules hereto, and the other agreements, including the Related Agreements, executed pursuant hereto) sets forth the entire integrated understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements whether written or verbal, except as expressly provided to the contrary herein.

18.      Assigment

No party to this Agreement shall have the right to assign any of its rights and obligations hereunder without the prior written consent of the other party hereto; provided, however, that all rights of Seller hereunder may be assigned by Seller to its successors in interest by way of liquidation and that Seller and any such successors in interest shall have the right to assign and transfer
(i) Seller's rights to the Contingent Obligation and any amounts due thereunder to any one or more of Seller's shareholders and (ii) the Skokie Lease in accordance with the terms thereof. To the extent that such assignment is permitted in the foregoing sentence or that such consent is given, this Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment of this Agreement or any provision hereof by either party shall discharge that party from its obligations hereunder.

19.       Miscellaneous

          19.1 Expenses. Except as otherwise agreed herein, each party hereto shall bear its own expenses incurred in connection with the preparation and closing of this Agreement and the consumation of the transactions contemplated by this Agreement.

          19.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same i'i5rument.

          19.3 Govening Law. This Agreement is being made in and shall be governed by and construed and enforced in accordance with the laws of the State of Illinois and the United States of America, except for the conflicts laws of those jurisdictions.

          19.4 No Third Party Rights. This Agreement and the Related Agreements are solely for the benefit of the parties hereto and Seller's shareholders as of the Closing Date, and no other person shall acquire any rights or clalms by reason of or under this Agreement or the Related Agreements.

          19.5 Severability. Should any term, provision or clause of this Agreement, the Related Agreements or of any other agreement or document which is required by this Agreement, be held to be invalid, such invalidity shall not affect or render invalid any other terms, provisions or clauses hereof or thereof the consideration or mutuality of which can be given effect without such invalid provision, and all of which shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable under applicable law.

          19.6 Headings. The headings to the sections of this Agreement are inserted for convenience and reference only and are not intended to defme or limit the substance of any section.

19.8 No Brokerage Fees. Neither Seller nor Purchaser, nor any of their officers, directors or employees, has incurred any liability for any brokerage fees, commissions, fmders' fees or sintilar fees or expenses for which either Seller or Purchaser may be liable except the fees of The Randolph Group, which are the sole responsibility of Seller and shall be satisfied and discharged by Seller.

19.9 Exhibits and Schedules. The exhibits and schedules referenced in this Agreement and attached hereto shall be deemed to be a part of this Agreement and are incorporated herein by this reference. Information set forth on any particular schedule hereto shall be deemed incorporated by reference, where applicable, in each other schedule hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                              HEAT EXCHANGERS, INC.

                                                     BY:
                            Emile Garneau, President


                                                     MESTEK, INC.

                                                     By:
                                                     Stephen M. Shea,
                          Senior Vice President-Finance